Exhibit 23

                       [LETTERHEAD OF ARMANDO C. IBARRA]

April 27, 2001

TO WHOM IT MAY CONCERN:

The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report of April 27, 2001, on the financial statements of Arbutus International, Inc., as of October 31, 2000 and as of January 31, 2001, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


                               Very truly yours,

                               /s/ Armando Ibarra

                               ARMANDO IBARRA, C.P.A.